Tanglewood Asset Management, LLC
Code of Ethics and Professional Conduct

Tanglewood Asset Management, LLC fully recognizes its fiduciary responsibilities towards its clients which mandate that at all times its clients' interests come first. Consequently, Tanglewood Asset Management, LLC has determined that it would be in the best interest of all concerned parties to state clearly its philosophy and compliance procedures with respect to fostering and maintaining a high level of professional conduct and business ethics that ensure that a client's well being and interests are never compromised.

Employees of Tanglewood Asset Management, LLC who are designated "responsible persons" because of their duties as senior administrators, portfolio managers, analysts and traders are required to maintain a knowledge of, and comply with all applicable securities laws, and regulations of any government or governmental agency in territories where Tanglewood Asset Management, LLC operates. At par with compliance with all security regulations, is the requirement that all responsible persons adhere to the AIMR Code of Ethics and Standards of Practice, which are recognized as the fundamental industry guidelines for investment professionals.

Tanglewood Asset Management, LLC believes that the following principles derived from the AIMR Code of Ethics and Standards of Practice ensure that its fiduciary duties and the priority of our clients' interests are appropriately carried out.

Tanglewood Asset Management, LLC responsible persons are required to:

  Act with integrity, competence, and dignity and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow professionals.

  Use particular care in complying with their fiduciary duties towards clients. Tanglewood Asset Management, LLC responsible persons must act for the benefit of their clients and place their clients' interests before their own.

  Deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

  Disclosure conflicts to Tanglewood Asset Management, LLC of all matters, including beneficial ownership of securities and other investments that reasonably could be expected to interfere with their duty to clients or ability to make unbiased and objective investment recommendations.

  Seek counsel from a senior manager or other senior members of the Company in all matters that may give rise to a conflict of interest.

  Comply with any prohibitions or activities imposed by Tanglewood Asset Management, LLC if a conflict of interest exists.

  Avoid making any statements, orally or in writing, that misrepresent the investment performance that Tanglewood Asset Management, LLC has accomplished or can reasonably be expected to achieve.

  Exercise diligence and thoroughness in making investment recommendations or taking investment actions, and have a reasonable and adequate basis, supported by appropriate research and investigation for making such recommendations or taking such actions.

Tanglewood Asset Management, LLC responsible persons who receive material non-public information in confidence shall not breach that confidence by trading or causing others to trade in securities to which such information relates, and shall make reasonable efforts to achieve public dissemination of said material non-public information.

Tanglewood Asset Management, LLC shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless Tanglewood Asset Management, LLC receives information concerning illegal activities on the part of the client.

Tanglewood Asset Management, LLC undertakes to review on a periodic basis its standards of professional conduct, underlying code of ethics, and compliance procedures with all designated responsible persons. This periodic review by the President serves to reinforce Tanglewood Asset Management, LLC's commitment to maintaining a high level of professional conduct within its organization by (i) reiterating its fundamental approach to ethics and standards of practice, (ii) allowing open discussion on issues that may arise over the course of the year, and (iii) implementing any changes to compliance procedures that are rendered necessary through the natural evolution of financial markets.

As investment adviser to The Endowment Registered Fund, L.P. and The Endowment Master Fund, L.P. (the "Funds"), Tanglewood Asset Management, LLC is subject to the Rule 17j-1 Code of Ethics of the Funds and adopts such Rule 17j-1 Code of Ethics until such time as Tanglewood Asset Management, LLC adopts a separate Rule 17j-1 Code of Ethics.